EXHIBIT 10.1

ITERUM THERAPEUTICS PLC

Amended and Restated NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Members of the board of directors (the “Board”) of Iterum Therapeutics plc (the “Company”) shall be eligible to receive the cash and equity compensation for their service on the Board and any committee of the Board (a “Committee”) as set forth in this Non-Employee Director Compensation Policy (this “Policy”). The cash compensation and equity grants described in this Policy shall be paid or be made, as applicable, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, a “Director”), unless such Director declines the receipt of such cash compensation or equity grants by written notice to the Company. No separate compensation for Board service shall be paid to any member of the Board who is an employee of the Company or any parent or subsidiary of the Company. This Policy shall remain in effect until it is amended or rescinded by further action of the Board.

Cash Compensation

Commencing March 11, 2021, each Director shall be eligible to receive the annual cash retainers described below. The annual cash retainers will be paid in four equal quarterly installments in arrears, and will be fully vested and earned when paid.

Each Director shall be eligible to receive an annual cash retainer of $35,000 for service on the Board. The non-executive chairperson of the Board shall be eligible to receive an additional annual cash retainer of

$27,500 for such service.

In addition, the Directors shall be eligible to receive annual cash retainers for service on our Committees as follows:

•	The chairperson of the Audit Committee shall be eligible to receive an annual cash retainer of

$15,000 for such service, and each of the other members of the Audit Committee shall be eligible to receive an annual cash retainer of $7,500.

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The chairperson of the Compensation Committee shall be eligible to receive an annual cash retainer of $12,000 for such service, and each of the other members of the Compensation Committee shall be eligible to receive an annual cash retainer of $6,000.

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The chairperson of the Nominating and Corporate Governance Committee shall be eligible to receive an annual cash retainer of $8,000 for such service, and each of the other members of the Nominating and Corporate Governance Committee shall be eligible to receive an annual cash retainer of $4,000.

In addition, each person who is elected or appointed to be a Director or who is appointed to serve as non-executive chairperson of the Board or a member or chairperson of one of the Committees described above, in each case other than on the first day of a calendar quarter, shall be eligible to receive a pro rata amount of the annual cash retainers described above with respect to the calendar quarter in which such person becomes a Director, non-executive chairperson or a member or chairperson of one of the Committees, as applicable, which pro rata amount reflects a reduction for each day during the calendar quarter prior to the date of such election or appointment.

Beginning with cash retainers earned during 2022, Directors may elect to receive share options or restricted share units, or a mixture of both in lieu of the foregoing cash retainers on the date on which such retainers would otherwise have been paid in cash in accordance with the terms and conditions of the Iterum Therapeutics Public Limited Company Equity Incentive Plan—Sub Plan for Non-Employee Directors and Consultants, as may be amended from time to time (the “Plan”) and on the terms and subject to the conditions set forth below with respect to Director equity awards, provided that any such election is made no later than December 31 of the calendar year prior to the year that the compensation is earned; and provided further that each such share option and restricted share unit award will vest in full upon the first anniversary of the vesting commencement date, with the vesting commencement date being the first day of each calendar quarter or the date of election to the Board in the case of a newly appointed Director.

Equity Compensation

General Terms. The equity compensation set forth below will be granted under the Plan. Each share option and restricted share unit award, as applicable, will be subject to the terms and conditions in the forms of award agreements previously approved by the Board or the Compensation Committee, as applicable, for use in connection with grants to Directors under this Policy.

All share options granted under this Policy will be non-statutory share options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying Company ordinary shares on the date of grant (provided, that in all cases, the exercise price shall not be less than the nominal value of the Company’s ordinary shares), and a term of ten (10) years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan). Share options will be “early exercisable,” and each Director will timely provide to the Company a copy of any election made under Section 83(b) of the U.S. Internal Revenue Code, as amended (or similar election under non-U.S. tax laws), if applicable.

Annual Equity Grant. At the close of business on the date of each annual shareholder meeting of the Company, each Director will be automatically, and without further action by the Board, receive annual equity awards (collectively referred to as the “Annual Equity Grant”) as follows:

•	Each director shall receive an Annual Equity Grant determined in accordance with the rules below based on an aggregate grant date value of US$110,000.

•

The Annual Equity Grant shall be granted as a mix of options and restricted share units, at each individual Director’s election. Each Director must determine his or her mix of equity awards through written election (in the manner designated by the Company) no later than 30 days prior to the applicable grant date for the Annual Equity Grant. In the event that a Director fails to make  an election by the deadline, such Director’s Annual Equity Grant will automatically be granted as

(i)a share option with a grant date value of US$55,000 and (ii) a restricted share unit award with a grant date value of US$55,000.

•

Each share option will vest in full upon the first anniversary of the date of grant, and each restricted share unit award will vest in full upon the first anniversary of the date of grant, in each case subject to the Director’s Continuous Service (as defined in the Plan) through each applicable vesting date.

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The actual number of shares under a share option to be granted under this Policy (including in lieu of the cash retainer) will be determined using the same method the Company uses to calculate the grant-date fair value of share options in its financial statements, except that no provision will be made for estimated forfeitures related to service-based vesting. The actual number of shares under a restricted share unit award to be granted under this Policy (including in lieu of the cash retainer) will be determined by dividing the grant date value by a 30-day volume weighted average trading price (ending on the trading day immediately preceding the grant date).

•

At any time on or after March 11, 2021, if a Director is first elected or appointed to the Board following the date of the annual shareholder meeting of the Company, such Director will receive a prorated Annual Equity Grant based on an aggregate grant date value of US$110,000, with the number of shares underlying such grant determined based on the number of days between the date such Director joins the Board and the calendar day of the prior annual shareholder meeting. For example, if the annual shareholder meeting was held on May 1, 2019 and a new Director joins the Board on September 2, 2019, the number of shares under the Annual Equity Grant will be prorated assuming that the next annual shareholder meeting were held on May 1, 2020 (regardless of the day such meeting is actually held).

Expense Reimbursements

The Company will reimburse each Director for his or her reasonable travel (including airfare and ground transportation), lodging and meal expenses incidental to in-person attendance at and participation in in Board and/or Committee meetings, provided that such Director timely submit to the Company appropriate documentation substantiating such expenses.

If any expense reimbursement payment is subject to tax imposed by the Irish Revenue Commissioners (“Revenue”), each Director will also be entitled to a payment, up to an amount (“Gross-Up Payment”) such that after the deduction of all taxes (including, without limitation, any income taxes calculated at the rate applicable to each Director for the year in which the expenses were incurred) on the Gross-Up Payment, the Director will retain an amount equal to the full reimbursement payment. Such Gross-Up Payment be made no later than the last day of such individual’s taxable year that immediately follows the taxable year in which the taxable expense was incurred. All taxes due will be paid by the Company to Revenue.

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Approved by the Compensation Committee of Iterum Therapeutics plc on 14 May 2018.

Ratified and Adopted by the Board of Directors of Iterum Therapeutics plc on 05 December 2018.

Amendment and Restatement approved by the Compensation Committee of Iterum Therapeutics on March 4, 2021

Ratified and Adopted by the Board of Directors of Iterum Therapeutics plc on March 11, 2021